    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 23, 1999

                                                      REGISTRATION NO. 333-76195
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 ---------------

                                 POST-EFFECTIVE
                                 AMENDMENT NO. 1
                                       TO
                                    FORM S-4
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                 ---------------

                     TWEETER HOME ENTERTAINMENT GROUP, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                 ---------------

          DELAWARE                        5731                   04-3417513
(STATE OR OTHER JURISDICTION  (PRIMARY STANDARD INDUSTRIAL    (I.R.S. EMPLOYER
      OF INCORPORATION)        CLASSIFICATION CODE NUMBER)   IDENTIFICATION NO.)

                                 ---------------

                                 10 PEQUOT WAY
                          CANTON, MASSACHUSETTS 02021
                                 (781) 830-3000
                       (ADDRESS, INCLUDING ZIP CODE, AND
                          TELEPHONE NUMBER, INCLUDING
                           AREA CODE, OF REGISTRANT'S
                              PRINCIPAL EXECUTIVE
                                    OFFICES)

                                 ---------------

                     JOSEPH MCGUIRE, CHIEF FINANCIAL OFFICER
                     TWEETER HOME ENTERTAINMENT GROUP, INC.
                                  10 PEQUOT WAY
                           CANTON, MASSACHUSETTS 02021
                                 (781) 830-3000
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                 ---------------

                          COPIES OF COMMUNICATIONS TO:

                            TIMOTHY B. BANCROFT, ESQ.
                             GOULSTON & STORRS, P.C.
                               400 ATLANTIC AVENUE
                           BOSTON, MASSACHUSETTS 02110

================================================================================

                              PURPOSE OF AMENDMENT

Tweeter is filing this Post-Effective Amendment No. 1 to its Registration Statement on Form S-4 (Reg. No. 333-76195) primarily because Tweeter currently meets the "Registrant" requirements for Form S-3. Accordingly, Tweeter is amending its Registration Statement on Form S-4 to provide information pursuant to Item 10 ("Information with Respect to S-3 Registrants") and Item 11 ("Incorporation of Certain Information by Reference") for purposes of satisfying the requirements of Part I.B. ("Information About the Registrant") of Form S-4.

PROSPECTUS

                                4,000,000 SHARES



                     TWEETER HOME ENTERTAINMENT GROUP, INC.

TWEETER LOGO  BRYN MAWR LOGO  HIFI BUYS LOGO  HOME ENTERTAINMENT LOGO  DOW LOGO

                                  COMMON STOCK

This prospectus relates to 4,000,000 shares of common stock of Tweeter Home Entertainment Group, Inc. some of which Tweeter has offered and issued and the balance of which Tweeter may offer and issue from time to time in the future, in connection with its acquisition of the assets, business or securities of other companies, whether by purchase, merger or any other form of business combination. Tweeter expects that the terms of acquisitions involving the issuance and sale of the common stock covered by this prospectus will be determined by direct negotiations with the owners or controlling persons of the assets, businesses or securities to be acquired and that the shares of Tweeter's common stock so issued in any such business combination transaction will be valued at prices reasonably related to the market price of the common stock either at the time the terms of the acquisition are agreed upon or at or about the time the shares of common stock are delivered.

Tweeter will pay all expenses of this offering. We will not pay any underwriting discounts or commissions in connection with the issuance of the common stock, although we may pay finder's fees in connection with specific acquisitions. Any person receiving a finder's fee may be deemed to be an "underwriter" within the meaning of the Securities Act of 1933.

Our common stock is listed for trading on the Nasdaq Stock Market under the symbol "TWTR."

AN INVESTMENT IN THE COMMON STOCK OF TWEETER INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 4.

Neither the Securities and Exchange Commission (the "SEC") nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                ---------------

                THE DATE OF THIS PROSPECTUS IS DECEMBER 23, 1999


                                TABLE OF CONTENTS

                                                                            PAGE
About This Prospectus.....................................................    3
Where You Can Find More Information.......................................    3
The Company...............................................................    4
Risk Factors..............................................................    4
Plan of Distribution......................................................    10
Legal Matters.............................................................    10
Experts...................................................................    10
Available Information.....................................................    10

                              ABOUT THIS PROSPECTUS

This prospectus is part of a Registration Statement that we filed with the SEC using a "shelf" registration process. Under this shelf process, we may offer and issue our common stock in one or more offerings, from time to time, so long as the aggregate number of shares of common stock issued, including 49,946 shares we issued prior to the date of this prospectus, does not exceed 4,000,000. This prospectus provides you with a general description of our common stock. You should read carefully this prospectus, any prospectus supplement we provide you, and the additional information described under the heading "Where You Can Find More Information."

Prior to the date of this prospectus and pursuant to the Registration Statement of which this prospectus is a part, we issued:

     o 32,290 shares of our common stock on June 30, 1999 in connection with our acquisition of Dow Stereo/Video, Inc.;

     o 12,532 shares of our common stock on September 3, 1999 in connection with our acquisition of Electronic Environments, Inc.; and

     o 5,124 shares of our common stock on November 1, 1999 in connection with our acquisition of Sound Installations, Inc.

You should rely only on the information provided or incorporated by reference in this prospectus and any prospectus supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of our common stock in any state where the offer is not permitted. You should not assume that the information in or incorporated by reference in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

The shares of our common stock to which this prospectus relates reflects a two-for-one split of the outstanding shares of our common stock which was effective as of December 2, 1999.

In this prospectus references to "Tweeter," "we," "us," and "our" mean Tweeter Home Entertainment Group, Inc. and its predecessors and subsidiaries.

                       WHERE YOU CAN FIND MORE INFORMATION

We are subject to the reporting requirements of the Securities Exchange Act of 1934, and are required to file annual, quarterly and other reports, proxy statements and other information with the Securities and Exchange Commission, or SEC. Our current SEC filings are available to the public over the Internet at the SEC's World Wide Web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference room at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's regional offices at Seven World Trade Center, 13th Floor, New York, New York 10048, and at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. You can also inspect this information at the offices of Nasdaq Operations, 1735 K Street, N.W., Washington, D.C. 20006.

The SEC allows us to "incorporate by reference" into this prospectus information in the documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we sell all of the securities:

     1. Our Annual Report on Form 10-K for the fiscal year ended September 30, 1999;
     2.   Our Current Report on Form 8-K dated October 25, 1999; and
     3. The description of our common stock contained in our Registration Statement on Form 8-A dated April 24, 1998 and amended June 5, 1998.

You may request a copy of these filings at no cost, by writing or calling us at our principal executive offices located at the following address:

     Tweeter Home Entertainment Group, Inc.
     10 Pequot Way

     Canton, Massachusetts  02021
     Attention:  Joseph McGuire, Chief Financial Officer
     Telephone:  (781) 830-3000

We will not provide exhibits to a document unless they are specifically incorporated by reference in that document.

                                   THE COMPANY

Tweeter is a specialty retailer of mid to high-end audio and video consumer electronics products. We operate 76 stores, as a single business segment, under the Tweeter, etc. name in the New England market, the Bryn Mawr Stereo & Video name in the Mid-Atlantic market, the HiFi Buys name in the Southeast market, the Home Entertainment name in the Dallas and Houston, Texas markets and the Dow Stereo/Video name in the San Diego, California market. Our stores feature an extensive selection of home and car audio systems and components, portable audio equipment and home video products, including large screen televisions, DVD players, digital satellite systems, video cassette recorders and camcorders. We differentiate ourselves by focusing on consumers who seek audio and video products with advanced features, functionality and performance. We do not offer personal computers or home office equipment. We seek to build name recognition and customer loyalty by combining quality products and knowledgeable sales associates with a high level of service and competitive prices. Audio Video International Magazine recognized us as the "Consumer Electronics Retailer of the Year" in 1996, 1997 and 1999. The TWICE Consumer Electronics Retail Registry named us the fastest growing consumer electronics retailer in the United States in 1997 and 1998. We organized as a Massachusetts corporation in 1972 and reorganized as a Delaware corporation in June 1998. Our principal executive offices are located at 10 Pequot Way, Canton, Massachusetts 02021. Our telephone number is (781) 830-3000.

                                  RISK FACTORS

The value of an investment in Tweeter is subject to the significant risks inherent in its business. Investors should consider carefully the risks and uncertainties described below and the other information in this prospectus before deciding whether to invest. If any of the events described below actually occur, our business, financial condition or operating results could be adversely affected in a material way. This could cause the trading price of our common stock to decline, perhaps significantly.

This prospectus contains forward-looking statements regarding Tweeter's performance, strategy, plans, objectives, expectations, beliefs and intentions. The actual outcome of the events described in these forward-looking statements could differ materially. The following is a discussion of some of the factors and risks that could contribute to those differences.

RISKS ASSOCIATED WITH GROWTH

Tweeter's success depends in large part on its ability to open, or acquire through strategic acquisitions, new stores in both existing and new geographic markets and to operate those stores profitably. We may not be able to achieve our planned expansion or to effectively integrate any new stores into our existing operations. The opening of additional stores in new geographic markets could present competitive and merchandising challenges different from those we currently or previously faced within our existing geographic markets. In addition, we may incur higher costs related to advertising, administration and distribution as we enter new markets.

There are a number of factors which could affect our ability to open or acquire new stores consistent with our business plan. These factors also affect the ability of any newly opened or acquired stores to achieve sales and profitability levels comparable with our existing stores, or to become profitable at all. These factors include:

     o the identification and acquisition of suitable sites and the negotiation of acceptable leases for such sites;

     o the identification of existing audio and video consumer electronics retailers appropriate for strategic acquisition;

     o    the successful consummation of such acquisitions;

     o the obtaining of governmental and other third-party consents, permits and licenses needed to operate such additional sites;

     o    the hiring, training and retention of skilled personnel;

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


     o    the availability of adequate management and financial resources;

     o the adaptation of our distribution and other operational and management systems to an expanded network of stores;

     o the ability and willingness of vendors to supply on a timely basis at competitive prices; and

     o continued consumer demand for our products at levels that can support acceptable profit margins.

In addition, our rapid expansion through the opening or acquisition of new stores will place significant demands on our management, resources, operations and information systems. Such expansion requires us to expend significant effort and additional resources to ensure the continuing adequacy of our financial controls, operating procedures, information systems, product purchasing and distribution systems and employee training programs. We also need to attract and retain additional qualified personnel, including new store managers, for such new stores.

Our continued growth also depends on our ability to increase sales in our existing stores. The opening of additional stores in an existing market could result in lower net sales at our existing stores in that market.

RISKS ASSOCIATED WITH ACQUISITIONS

Integration of newly acquired stores may involve significant delay or expense. Additional suitable acquisition candidates may not be identified. Further, new stores acquired through such acquisitions may not operate profitably or integrate successfully into our operations. For example, Tweeter is still in the process of integrating the Home Entertainment and Dow Stereo/Video stores into our operations and the success of such integration cannot yet be determined. Previously acquired stores have had, and newly acquired stores may have, different merchandising, advertising, store format and operating approaches from ours, and our success in integrating such stores will depend on our ability to effect significant changes in the operations of such stores to conform to our approach in these areas. We may not be successful in effecting such changes without an adverse effect on the revenues or profitability of such stores. In addition, future acquisitions could involve the issuance of equity securities which could dilute the holdings of existing stockholders. Future acquisitions could also involve the incurrence of debt and contingent liabilities, and amortization expenses related to goodwill and other intangible assets, any of which could have a material adverse effect on our results of operations or financial condition.

DEPENDENCE ON KEY PERSONNEL

Our success depends upon the active involvement of senior management personnel, particularly Samuel J. Bloomberg, Tweeter's Chief Executive Officer and Chairman of the Board, and Jeffrey Stone, Tweeter's President and Chief Operating Officer. The loss of the full-time services of Messrs. Stone or Bloomberg or other members of senior management could have a material adverse effect on Tweeter's results of operations and financial condition. Except for employment contracts with Messrs. Stone and Bloomberg, and with Joseph McGuire, the Chief Financial Officer and Chief Information Officer of Tweeter, Tweeter does not have employment agreements with any members of its senior management team.

RISKS ASSOCIATED WITH COMPETITION

The retail consumer electronics industry is highly competitive. Tweeter currently competes against a diverse group of retailers, including several national and regional large format merchandisers and superstores, such as Circuit City and Best Buy, which sell, among other products, audio and video consumer electronics products similar and often identical to those Tweeter sells. Tweeter also competes in particular markets with a substantial number of retailers that specialize in one or more types of consumer electronic products that Tweeter sells. Certain of these competitors have substantially greater financial resources than Tweeter that may increase their ability to purchase inventory at lower costs or to initiate and sustain predatory price competition. In addition, the large format stores are continuing to expand their geographic markets, and such expansion may increase price competition within those markets. Best Buy recently entered the New England market. A number of different competitive factors could have a material adverse effect on Tweeter's results of operations and financial condition, including:

     o    increased operational efficiencies of competitors;

     o    competitive pricing strategies;

     o    expansion by existing competitors;

     o entry by new competitors into markets in which Tweeter is currently operating; and

     o adoption by existing competitors of innovative store formats or retail sales methods.

SEASONAL AND QUARTERLY FLUCTUATIONS IN SALES

Seasonal shopping patterns affect our business, like that of many retailers. The fourth calendar quarter, which is Tweeter's first fiscal quarter and which includes the December holiday shopping period, has historically contributed, and is expected to continue to represent, a substantial portion of Tweeter's operating income for its entire fiscal year. As a result, any factors negatively affecting Tweeter during such calendar quarter of any year, including adverse weather or unfavorable economic conditions, would have a material adverse effect on Tweeter's results of operations for the entire year. More generally, Tweeter's quarterly results of operations may fluctuate based upon such factors as:

     o    the timing of new store openings and new store acquisitions;

     o    the amount of store pre-opening expenses;

     o    the amount of net sales contributed by new and existing stores;

     o    the mix of consumer electronic products sold in its stores;

     o    profitability of sales of particular products; and

     o    other competitive factors.

FLUCTUATIONS IN COMPARABLE STORE SALES

A number of factors have historically affected, and will continue to affect, Tweeter's comparable store sales results, including, among other factors:

     o    competition;

     o    general regional and national economic conditions;

     o    consumer trends;

     o    changes in Tweeter's product mix;

     o    timing of promotional events;

     o    new product introductions; and

     o    Tweeter's ability to execute its business strategy effectively.

Tweeter does not expect comparable store sales to increase at historical rates, and comparable store sales may decrease in the future. Changes in Tweeter's comparable store sales results could cause the price of the common stock to fluctuate substantially.

POTENTIAL NEED FOR ADDITIONAL FINANCING

Tweeter intends to use its common stock for a portion of the consideration for future acquisitions. If the common stock does not maintain a sufficient valuation, or potential acquisition candidates are unwilling to accept common stock as part of the consideration for the sale of their businesses, the Company may be required to utilize more of its cash resources, if available, in order to pursue its acquisition program. If the Company does not have sufficient cash resources, its growth could be limited unless it is able to obtain additional capital through future debt or equity financings. Such debt or equity financing may not be available on terms acceptable to Tweeter, if at all.

We estimate that the average cash investment, including pre-opening expenses for tenant fit-out, demonstration and inventory (net of payables), required to open a store to be approximately $985,000. The actual cost of opening a store may be significantly greater than such current estimates, however, and we may need to seek additional debt and/or equity financing in order to fund our continued expansion through 2000 and beyond. In addition, our ability to incur additional indebtedness or issue equity or debt securities could be limited by covenants in present and future loan agreements and debt instruments. Additional issuances of equity by Tweeter may result in dilution to existing stockholders.

CHANGES IN CONSUMER DEMAND AND PREFERENCES

Tweeter's success depends on its ability to anticipate and respond in a timely manner to consumer demand and preferences regarding audio and video consumer electronics products and changes in such demand and preferences. Consumer spending patterns, particularly discretionary spending for products such as those Tweeter markets, are affected by, among other things, prevailing economic conditions. In addition, the periodic introduction and availability of new products and technologies at price levels which generate wide consumer interest stimulate the demand for audio and video consumer electronics products. Also, many products which incorporate the newest technologies, such as DVD and high-definition television, are subject to significant technological and pricing limitations and to the actions and cooperation of third parties such as television broadcasters or movie distributors. It is possible that these products or other new products will never achieve widespread consumer acceptance. Furthermore, the introduction or expected introduction of new products or technologies may depress sales of existing products and technologies. Significant deviations from the projected demand for products Tweeter sells would have a materially adverse effect on its results of operations and financial condition, either from lost sales or lower margins due to the need to mark down excess inventory. Any sustained failure by Tweeter to identify and respond to changes in consumer demand and preferences would have a material adverse effect on Tweeter's results of operations and financial condition.

DEPENDENCE ON SUPPLIERS

The success of Tweeter's business and growth strategy depends to a significant degree upon its suppliers, particularly its brand-name suppliers of stereo and video equipment such as Sony, Mitsubishi, Yamaha, Boston Acoustics and Panasonic. Tweeter does not have any supply agreements or exclusive arrangements with any vendors. Tweeter typically orders its inventory through the issuance of individual purchase orders to vendors. In addition, Tweeter relies heavily on a relatively small number of suppliers. Tweeter's two largest suppliers accounted for approximately 36% of its sales during fiscal 1999. The loss of any of these key vendors or the failure by Tweeter to establish and maintain relationships with these or other vendors could have a material adverse effect on Tweeter's results of operations and financial condition and its expansion. It is possible, especially given Tweeter's growth strategy, that Tweeter will be unable to acquire sufficient quantities or an appropriate mix of consumer electronic products at acceptable prices, if at all. Specifically, Tweeter's ability to establish additional stores in existing markets and to penetrate new markets depends to a significant extent on the willingness and ability of vendors to supply those additional stores, and vendors may not be willing or able to do so. As we continue to open or acquire new stores, the inability or unwillingness of suppliers to supply some or all of their products to us at acceptable prices in one or more markets could have a material adverse effect on our results of operations and financial condition.

UNCERTAINTY OF INTELLECTUAL PROPERTY RIGHTS

Our "Tweeter, etc." "Bryn Mawr Stereo," "DOW" and "DOW Stereo/Video" service marks have been registered with the United States Patent and Trademark Office. Tweeter has not registered the "HiFi Buys" and "Home Entertainment" service marks. Tweeter is aware that other consumer electronics retailers use the name "HiFi Buys" outside Tweeter's current geographical markets. Tweeter has submitted applications for the registration of certain other of its service marks, which applications are currently pending. Tweeter may be unable to successfully register such service marks. In addition, Tweeter's service marks, whether registered or unregistered, and patents may not be effective to protect its intellectual property rights, and infringement or invalidity claims may be asserted by third parties in the future. Any such assertions, if proven to be true, could have a material adverse effect on Tweeter's results of operations and financial condition.

EFFECT OF CERTAIN CHARTER AND BY-LAW PROVISIONS; ANTI-TAKEOVER PROVISIONS

Tweeter's corporate charter and by-laws as well as certain provisions of Delaware General Corporation Law, contain provisions which may deter, discourage or make more difficult a change in control of Tweeter, even if such a change in control would be in the interest of a significant number of Tweeter's stockholders or if such change in control would provide such stockholders with a substantial premium for their shares over then current market prices. For example, the charter authorizes Tweeter's Board of Directors to issue one or more classes of preferred stock, having such designations, rights and preferences as they determine, and such issuances may, among other things, have an adverse effect on the rights of holders of common stock.

Tweeter's stockholders have no right to take action by written consent and may not call special meetings of stockholders. Any amendment of the by-laws by the stockholders or certain provisions of the charter requires the affirmative vote of at least 75% of the shares of voting stock then outstanding. The charter also provides for the staggered election of directors to serve for one, two and three-year terms, and for successive three-year terms thereafter, subject to removal only for cause upon the vote of not less than 75% of the shares of common stock represented at a stockholders' meeting.

In addition, under the terms of Tweeter's Stockholder Rights Plan, in general, if a person or group acquires more than 15% of the outstanding shares of common stock (an "Acquiring Person"), all other stockholders of Tweeter would have the right to purchase securities from Tweeter at a discount to such securities' fair market value, thus causing substantial dilution to the holdings of the Acquiring Person. The Stockholder Rights Plan may inhibit a change in control and, therefore, could adversely affect the stockholders' ability to realize a premium over the then-prevailing market price for the common stock in connection with such a transaction.

SHARES ELIGIBLE FOR FUTURE SALE

Assuming the sale of all 4,000,000 shares covered by this prospectus, Tweeter will have 19,268,068 shares of common stock outstanding. Of such shares, the 5,420,000 shares sold in Tweeter's initial public offering, the 5,950,000 shares sold in Tweeter's February 1999 follow-on offering and some or all of the 4,000,000 shares offered pursuant to this prospectus will be freely tradable.

As of December 20, 1999, approximately 2,376,132 shares of common stock were issuable pursuant to options under Tweeter's stock plans and 8,812 shares of common stock were issuable upon the exercise of warrants. Of the 2,376,132 shares issuable pursuant to options, 1,325,609 shares are currently exercisable. Sales of substantial amounts of common stock in the public market, or the perception that such sales could occur, could have a material adverse effect on the market price of the common stock.

VOLATILITY OF STOCK PRICE

The trading price of our common stock has been and is likely to continue to be highly volatile and could be subject to wide fluctuations in response to a variety of internal and external factors. The stock market in general, and the Nasdaq National Market in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of particular companies. The trading prices of many companies' stocks are at or near historical highs and these trading prices and multiples are substantially above historical levels. These trading prices and multiples may not be sustained. These broad market factors may have a material adverse effect on the market price of our common stock, regardless of our actual operating performance. In the past, following periods of volatility in the market price of a company's securities, securities class-action litigation has often been instituted against such companies. Such litigation, if instituted, could result in substantial costs and a diversion of management's attention and resources, which would materially adversely affect Tweeter's results of operations and financial condition.

YEAR 2000 COMPLIANCE

We have contacted our suppliers to determine whether Year 2000 issues will affect their supply of goods to us. Any disruption in our supply chain could have a material adverse affect on our results of operation and financial condition. In addition, although we anticipate minimal internal business interruption due to Year 2000 problems, we expect any problems which may arise to develop during our peak sales period. During this time, it is possible that Tweeter may lose communications links with certain store locations, that Tweeter's stores may close due to loss of electric power, that Tweeter's stores' and storage facilities' security systems may not operate and that individual stores may be unable to process transactions, send purchase orders or engage in similar normal business activities. Any large scale failure to operate during this period may have a material adverse effect on Tweeter's results of operations and financial condition.

                              PLAN OF DISTRIBUTION

This prospectus relates to the offer and sale of shares of common stock which may be issued from time to time in connection with the acquisition of other businesses, assets or securities in business combination transactions. In such acquisitions, Tweeter may offer as consideration, in addition to any shares of common stock offered by this prospectus, assets, debt or other securities or Tweeter's assumption of liabilities of the business being acquired, or a combination thereof. We expect that the number of shares of common stock and the price and other terms at which the common stock covered hereby will be offered and issued will be determined by direct negotiations with the owners or controlling persons of the businesses. We also expect that the shares of common stock issued will be valued at prices reasonably related to the prevailing market-price of the common stock either at the time the terms of the acquisition are agreed upon or at or about the time or times of delivery of the shares of common stock.

                                  LEGAL MATTERS

Goulston & Storrs, P.C., Boston, Massachusetts, will deliver an opinion as to the validity of the common stock being offered hereby. Kitt Sawitsky serves as Tweeter's Secretary and Daniel Avery serves as Tweeter's Assistant Secretary. Mr. Sawitsky and Mr. Avery are both directors and shareholders of Goulston & Storrs, P.C., counsel to Tweeter.

                                     EXPERTS

The consolidated financial statements of Tweeter appearing in Tweeter's Annual Report on Form 10-K for the year ended September 30, 1999 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated by reference herein in reliance upon such report of Deloitte & Touche LLP given upon the authority of said firm as experts in accounting and auditing.

                              AVAILABLE INFORMATION

Tweeter filed a Registration Statement on Form S-4 under the Securities Act with the SEC in Washington, D.C. relating to the common stock covered by this prospectus which is to be offered from time to time in connection with acquisitions by Tweeter of the assets, securities or businesses of other companies. This prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules to the Registration Statement, certain portions having been omitted from this prospectus in accordance with the rules and regulations of the SEC. Statements contained in this prospectus concerning the contents of any contract or any other document referred to are not necessarily complete; reference is made in each instance to the copy of such contract or document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. For further information with respect to Tweeter and the common stock covered hereby, we refer investors to the Registration Statement, the exhibits thereto and the financial statements, notes and schedules filed as a part thereof.

================================================================================


INVESTORS MAY RELY ONLY ON THE INFORMATION IN THIS PROSPECTUS. TWEETER HAS NOT AUTHORIZED ANYONE TO PROVIDE ANY DIFFERENT OR ADDITIONAL INFORMATION. THIS PROSPECTUS IS NOT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY SHARES OF TWEETER'S COMMON STOCK TO ANY PERSON IN ANY JURISDICTION WHERE IT IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE OF SHARES MEANS THAT INFORMATION IN THIS PROSPECTUS IS CORRECT OR COMPLETE AFTER THE DATE OF THIS PROSPECTUS.

                                 ---------------


                                4,000,000 SHARES

                                  TWEETER HOME
                                  ENTERTAINMENT
                                   GROUP, INC.

                                  COMMON STOCK

                                 ---------------
                                   PROSPECTUS
                                 ---------------

                                DECEMBER 23, 1999


================================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Tweeter's Amended and Restated Certificate of Incorporation ("Charter") generally limits the liability of its Directors to Tweeter to the fullest extent permitted from time to time by Delaware law. The Delaware General Corporate Law (the "DGCL") permits, but does not require, Tweeter to indemnify its directors, officers, employees or agents, and expressly provides that the indemnification provided for under the DGCL shall not be deemed exclusive of any indemnification right under any By-law, vote of stockholders or disinterested directors, or otherwise. The DGCL permits indemnification against expenses and certain other liabilities arising out of legal actions brought or threatened against such persons for their conduct on behalf of a corporation; provided, however, that each such person acted in good faith and in a manner that he reasonably believed was in or not opposed to Tweeter's best interests and, in the case of a criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The DGCL does not allow indemnification of directors in the case of an action by or in the right of a corporation (including stockholder derivative suits) unless the directors successfully defend the action or indemnification is ordered by the court.

The Charter provides that Tweeter's Directors and executive officers shall be and, in the discretion of the Board of Directors, other officers and non-officer employees may be, indemnified by Tweeter to the fullest extent authorized by Delaware law, as it now exists or may in the future be amended, against all expenses and liabilities actually and reasonably incurred in connection with service for or on behalf of Tweeter. The By-laws also provide that the right of directors and officers to indemnification shall be a contract right and shall not be exclusive of any other right now possessed or hereafter acquired under any By-law, agreement, vote of stockholders, or otherwise. The Charter contains a provision permitted by Delaware law that generally eliminates the personal liability of directors for monetary damages for breaches of their fiduciary duty, including breaches involving negligence or gross negligence in business combinations, unless the director has breached his or her duty of loyalty, failed to act in good faith, engaged in intentional misconduct or a knowing violation of law, paid a dividend or approved a stock repurchase in violation of the DGCL or obtained an improper personal benefit. The provision does not alter a director's liability under the Federal securities laws. In addition, this provision does not affect the availability of equitable remedies, such as an injunction or rescission, for breach of fiduciary duty.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENTS.

(a) See the Exhibit Index included immediately preceding the exhibits to this Registration Statement.

(b) See the Index to Financial Statement Schedules in Registrant's Annual Report on Form 10-K for the fiscal year ended September 30, 1999 and incorporated herein by reference. All other schedules are not required under the instructions relating to the applicable accounting regulations of the SEC or are inapplicable, and therefore have been omitted.

ITEM 22.  UNDERTAKINGS.

(a)  The undersigned registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the Registration Statement;

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c) The undersigned registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to under Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective; and

    (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and that offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(d) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

(e) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

(f) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report, to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, Commonwealth of Massachusetts on December 23, 1999.

                                          TWEETER HOME ENTERTAINMENT GROUP, INC.

                                          By:         /s/ JOSEPH MCGUIRE
                                               ---------------------------------
                                               Joseph McGuire
                                               Vice President and Chief
                                               Financial Officer

In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been duly signed below by the following persons in the capacities and on the dates indicated.

         SIGNATURE                         TITLE                      DATE

     /s/ JOSEPH MCGUIRE          Director, Chairman of the     December 23, 1999
----------------------------     Board and Chief Executive
Joseph McGuire, attorney-in-     Officer
  fact for Samuel Bloomberg

     /s/ JOSEPH MCGUIRE          Director and President        December 23, 1999
----------------------------     (Principal Executive
Joseph McGuire, attorney-in-     Officer)
   fact for Jeffrey Stone

     /s/ JOSEPH MCGUIRE          Vice President and Chief      December 23, 1999
----------------------------     Financial Officer
       Joseph McGuire            (Principal Financial
                                 Officer and Principal
                                 Accounting Officer)

     /s/ JOSEPH MCGUIRE          Director                      December 23, 1999
----------------------------
Joseph McGuire, attorney-in-
 fact for Jeffrey Bloomberg

     /s/ JOSEPH MCGUIRE          Director                      December 23, 1999
----------------------------
Joseph McGuire, attorney-in-
 fact for Matthew Bronfman

     /s/ JOSEPH MCGUIRE          Director                      December 23, 1999
----------------------------
Joseph McGuire, attorney-in-
  fact for Michael Cronin

     /s/ JOSEPH MCGUIRE          Director                      December 23, 1999
----------------------------
Joseph McGuire, attorney-in-
  fact for Steven Fischman

                                  EXHIBIT INDEX

(a) EXHIBITS:

       EXHIBIT NO.                     DESCRIPTION

            *4.1  -- Specimen Certificate representing the common stock.

            *4.2  -- Shareholders' Rights Agreement.

           **5.1  -- Opinion of Goulston & Storrs, P.C.

          **23.1  -- Consent of Deloitte & Touche LLP.

          **23.2  -- Consent of Goulston & Storrs, P.C., counsel to the Company
                     (included in Exhibit 5.1).

         ***24.1  -- Power of Attorney.


----------


        * Filed as an exhibit to the Registrant's Registration Statement on Form S-1 (Registration Number 333-51015) or amendments thereto and incorporated herein by reference.

       **    Filed herewith.

      *** Filed as an exhibit to the Registrant's Registration Statement on Form S-4 (Registration Number 333-76195) and incorporated herein by reference.